Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Incorporation State/Country
Glimpse Learning, LLC	Nevada
Brightline Interactive, LLC	Nevada
Foretell Studios, LLC	Nevada
Glimpse Lenses, LLC	Nevada
Sector 5 Digital, LLC	Nevada
XR Terra, LLC	Nevada